SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934

China Green Agriculture, Inc
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

16943W105
(CUSIP Number)

December 26, 2007
(Date of Event which Requires Filing of this Schedule)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 15 Pages)

______________________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page..

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

CUSIP No. 16943W105	13G	Page 2 of 16 Pages

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Ardsley Partners Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 463,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 463,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 463,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.53%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 16943W105	13G	Page 3 of 16 Pages

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Ardsley Partners Institutional Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 288,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 288,500
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 288,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.58%
12	TYPE OF REPORTING PERSON** PN

CUSIP No. 16943W105	13G	Page 4 of 16 Pages

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Ardsley Offshore Fund Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 312,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 312,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 312,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.70%
12	TYPE OF REPORTING PERSON** CO

CUSIP No. 16943W105	13G	Page 5 of 16 Pages

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Ardsley Advisory Partners
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,075,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,075,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,075,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.87%
12	TYPE OF REPORTING PERSON** PN; IA

CUSIP No. 16943W105	13G	Page 6 of 16 Pages

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Ardsley Partners I
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Connecticut
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 751,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 751,500
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 751,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.10%
12	TYPE OF REPORTING PERSON** PN

CUSIP No. 16943W105	13G	Page 7 of 16 Pages

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Philip J. Hempleman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,075,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,075,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,075,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.87%
12	TYPE OF REPORTING PERSON** IN

CUSIP No. 16943W105	13G	Page 8 of 16 Pages

Item 1(a).	NAME OF ISSUER.
The name of the issuer is China Green Agriculture, Inc. (the "Company").

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:.
3rd Floor, Borough A, Block A. No.181, South Taibai Road, Xi’an, Shaanxi Province, People’s Republic of China 710065

Item 2(a).	NAME OF PERSON FILING:

This statement is filed by:

(i)	Ardsley Partners Fund II, L.P., a Delaware limited partnership ("AP II"), with respect to the shares of Common Stock, par value $0.001 per share ("Common Stock") directly owned by it;
(ii)	Ardsley Partners Institutional Fund, L.P., a Delaware limited partnership ("Ardsley Institutional"), with respect to the shares of Common Stock directly owned by it;
(iii)	Ardsley Offshore Fund Ltd., a British Virgin Islands corporation ("Ardsley Offshore"), with respect to the shares of Common Stock directly owned by it;
(iv)

Ardsley Advisory Partners, a New York general partnership ("Ardsley") which serves as Investment Manager of Ardsley Offshore and the Investment Adviser of AP II, Ardsley Institutional and one or more managed accounts, with respect to the shares of Common Stock directly owned by Ardsley Offshore, AP II, Ardsley Institutional, and such managed accounts;

(v)	Ardsley Partners I, a New York general partnership ("Ardsley Partners") which serves as General Partner of AP II and Ardsley Institutional; and
(iv)

Philip J. Hempleman ("Mr. Hempleman"), the Managing Partner of Ardsley and Ardsley Partners, with respect to the shares of Common Stock owned by AP II, Ardsley Institutional, Ardsley Offshore and the managed accounts.

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE:

The address of the business office of each of the Reporting Persons, with the exception of Ardsley Offshore, is 262 Harbor Drive, Stamford, Connecticut 06902.

The address of the registered office of Ardsley Offshore is Romasco Place, Wickhams Cay 1, Roadtown Tortola, British Virgin Islands.

CUSIP No. 16943W105	13G	Page 9 of 16 Pages

Item 2(c).	CITIZENSHIP:

AP II and Ardsley Institutional are Delaware limited partnerships. Ardsley Offshore is a British Virgin Islands corporation. Ardsley and Ardsley Partners are New York general partnerships. Mr. Hempleman is a United States Citizen.

Item 2(d).	TITLE OF CLASS OF SECURITIES:
Common Stock, par value $0.001 per share

Item 2(e).	CUSIP NUMBER:
16943W105

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO §§ 240.13d-1(b) or 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act
(b)	☐	Bank as defined in Section 3(a)(6) of the Act
(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Act
(d)	☐	Investment Company registered under Section 8 of the Investment Company Act
(e)	☐	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
(f)	☐	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)
(g)	☐	Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see item 7
(h)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX. ☒

CUSIP No. 16943W105	13G	Page 10 of 16 Pages

Item 4.	OWNERSHIP.

A.	Ardsley Partners Fund II, L.P.
	(a)	Amount beneficially owned: 463,000
	(b)	Percent of class: 2.53%

(The percentages used herein and in the rest of Item 4 are calculated based upon the 18,314,017 shares of Common Stock issued and outstanding as per the Company's Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on February 8, 2008.)

	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: 463,000
		(iii)	sole power to dispose or to direct the disposition of 0
		(iv)	shared power to dispose or to direct the disposition of 463,000
B.	Ardsley Partners Institutional Fund, L.P.
	(a)	Amount beneficially owned: 288,500
	(b)	Percent of class: 1.58%
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: 288,500
		(iii)	sole power to dispose or to direct the disposition of 0
		(iv)	shared power to dispose or to direct the disposition of 288,500
C.	Ardsley Offshore Fund Ltd.
	(a)	Amount beneficially owned: 312,000
	(b)	Percent of class: 1.70%
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: 312,000
		(iii)	sole power to dispose or to direct the disposition of 0
		(iv)	shared power to dispose or to direct the disposition of 312,000
D.	Ardsley Advisory Partners
	(a)	Amount beneficially owned: 1,075,000
	(b)	Percent of class: 5.87%
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: 1,075,000
		(iii)	sole power to dispose or to direct the disposition of 0
		(iv)	shared power to dispose or to direct the disposition of 1,075,000
E.	Ardsley Partners I
	(a)	Amount beneficially owned: 751,500
	(b)	Percent of class: 4.10%
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: 751,500
		(iii)	sole power to dispose or to direct the disposition of 0
		(iv)	shared power to dispose or to direct the disposition of 751,500

CUSIP No. 16943W105	13G	Page 11 of 16 Pages

F.	Philip J. Hempleman
	(a)	Amount beneficially owned: 1,075,000
	(b)	Percent of class: 5.87%
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: 1,075,000
		(iii)	sole power to dispose or to direct the disposition of 0
		(iv)	shared power to dispose or to direct the disposition of 1,075,000

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Ardsley, the Investment Manager of Ardsley Offshore and the Investment Adviser of one or more managed accounts, has the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by Ardsley Offshore, and the managed accounts, and accordingly may be deemed the direct "beneficial owner" of such shares of Common Stock.

Ardsley, the Investment Adviser of AP II and Ardsley Institutional, shares the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by AP II and Ardsley Institutional and, accordingly, may be deemed the direct "beneficial owner" of such shares of Common Stock.

Ardsley Partners, the General Partner of AP II and Ardsley Institutional, shares the power to vote and direct the disposition of the shares of Common Stock owned by AP II and Ardsley Institutional, and, accordingly, may be deemed the direct "beneficial owner" of such shares of Common Stock.

Mr. Hempleman is the Managing Partner of Ardsley and Ardsley Partners and in that capacity directs their operations and therefore may be deemed to be the indirect "beneficial owner" of the shares of Common Stock owned by Ardsley Offshore, AP II, Ardsley Institutional and the managed accounts. Mr. Hempleman disclaims beneficial ownership of all of the shares of Common Stock reported in this 13G.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP.
Not applicable.

CUSIP No. 16943W105	13G	Page 12 of 16 Pages

Item 10.	CERTIFICATION.

Each of the Reporting Persons hereby makes the following certification:

By signing below I certify, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 16943W105	13G	Page 13 of 16 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: as of June 2, 2008

ARDSLEY PARTNERS FUND II, L.P.
BY:	ARDSLEY PARTNERS I,
GENERAL PARTNER

BY:	/s/ Steve Napoli
Steve Napoli
General Partner

ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
BY:	ARDSLEY PARTNERS I,
GENERAL PARTNER

BY:	/s/ Steve Napoli
Steve Napoli
General Partner

ARDSLEY OFFSHORE FUND LTD.

BY:	/s/ Neil Glass
Neil Glass
Director

ARDSLEY ADVISORY PARTNERS
BY:	ARDSLEY PARTNERS I,
GENERAL PARTNER

BY:	/s/ Steve Napoli
Steve Napoli
General Partner

ARDSLEY PARTNERS I

BY:	/s/ Steve Napoli
Steve Napoli
General Partner

CUSIP No. 16943W105	13G	Page 14 of 16 Pages

PHILIP J. HEMPLEMAN, INDIVIDUALLY

BY:	/s/ Steve Napoli*
Steve Napoli
As attorney in fact for
Philip J. Hempleman

*	Evidence of Power of Attorney was filed with the Schedule 13G filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.

CUSIP No. 16943W105	13G	Page 15 of 16 Pages

EXHIBIT 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: as of June 2, 2008

ARDSLEY PARTNERS FUND II, L.P.
BY:	ARDSLEY PARTNERS I,
GENERAL PARTNER

BY:	/s/ Steve Napoli
Steve Napoli
General Partner

ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
BY:	ARDSLEY PARTNERS I,
GENERAL PARTNER

BY:	/s/ Steve Napoli
Steve Napoli
General Partner

ARDSLEY OFFSHORE FUND LTD.

BY:	/s/ Neil Glass
Neil Glass
Director

ARDSLEY ADVISORY PARTNERS
BY:	ARDSLEY PARTNERS I,
GENERAL PARTNER

BY:	/s/ Steve Napoli
Steve Napoli
General Partner

CUSIP No. 16943W105	13G	Page 16 of 16 Pages

ARDSLEY PARTNERS I

BY:	/s/ Steve Napoli
Steve Napoli
General Partner

PHILIP J. HEMPLEMAN, INDIVIDUALLY

BY:	/s/ Steve Napoli*
Steve Napoli
As attorney in fact for
Philip J. Hempleman

*	Evidence of Power of Attorney was filed with the Schedule 13G filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.